Filed Pursuant to Rule 424(b)(7)

Registration No. 333-213782

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee(1)
Common Shares, par value $1.00 per share (which will be reduced to par value of $0.01 per share on or about September 30, 2016)	$116,400,000.00	$11,721.48

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 26, 2016)

8,000,000 Shares

Ship Finance International Limited

Common Shares

Up to 8,000,000 common shares of Ship Finance International Limited are being offered by the selling shareholders named herein who will borrow such shares through a lending arrangement from Jefferies LLC, or Jefferies, one of the underwriters in our concurrent offering of our $225 million aggregate principal amount 5.75% convertible senior notes due 2021, or our convertible notes. Jefferies is borrowing the shares from an affiliate of Jefferies, which in turn is borrowing the shares from SFL Capital II Ltd., our wholly-owned subsidiary, which we refer to herein as SFLC. None of the borrowed shares are newly-issued common shares, instead, SFLC is borrowing the shares it lends from Hemen Holding Ltd., a company related to us and our largest shareholder, which we refer to as Hemen.

We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to hedge their respective investments in our convertible notes which are being offered in a concurrent offering pursuant to a separate prospectus supplement and accompanying prospectus. The selling shareholders may effect such transactions by selling the borrowed shares at various prices from time to time through Jefferies. The selling shareholders will receive all of the proceeds from the sale of the borrowed shares, and neither we, SFLC nor Hemen will receive any of those proceeds.

The borrowed shares may be offered for sale in transactions that may include block sales, sales on The New York Stock Exchange, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise. See “Description of the Share Lending Agreement; Concurrent Offering of Convertible Notes.”

Our common shares are listed on The New York Stock Exchange under the symbol “SFL.” The last reported sale price of our common shares on The New York Stock Exchange on September 28, 2016 was $14.57 per share.

Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement and similar sections in our filings with the Securities and Exchange Commission, or the SEC, incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved the issuance of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 30, 2016

PROSPECTUS SUPPLEMENT

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS FILED BY US WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU

(i)

WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

(ii)

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the common shares offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure about us, some of which does not apply to this offering. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find Additional Information” in the accompanying prospectus before investing in our common shares.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. See “Plan of Distribution.” The information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus supplement, in U.S. dollars and in conformity with accounting principles generally accepted in the United States, or GAAP. We have a fiscal year end of December 31.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of common shares in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our or the selling shareholders’ behalf, to subscribe to or purchase any common shares, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of our common shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions

(iii)

given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus or any prospectus supplement. Certain issues and transfers of common shares or preference shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

(iv)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:

•	the strength of world economies;

•	our ability to generate cash to service our indebtedness;

•	our ability to continue to satisfy our financial and other covenants, or obtain waivers relating to such covenants from our lenders, under our credit facilities;

•	our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our counterparties’ ability or willingness to honor their obligations under agreements with us;

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charter hire rates and vessel values;

•	changes in supply and generally the number, size and form of providers of goods and services in the markets in which we operate;

•	changes in demand in the markets in which we operate;

•	changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and worldwide oil consumption and storage;

(v)

•	developments regarding the technologies relating to oil exploration;

•	changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•	increased inspection procedures and more restrictive import and export controls;

•	the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations against us or any of our subsidiaries;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	performance of our charterers and other counterparties with whom we deal;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents;

•	piracy or political events; and

•	other important factors described under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2015, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

MARKET AND INDUSTRY DATA

Certain market data contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.

NON-GAAP FINANCIAL MEASURES

We have included the financial measures of Adjusted EBITDA—Consolidated, Adjusted EBITDA—Group and Total Debt—Group in this prospectus supplement, which are “non-GAAP financial measures” as defined under the rules of the Commission. We define Adjusted EBITDA—Consolidated as net income before depreciation,

(vi)

interest expense, interest income excluding income from financial investments, other reconciling items, net, certain significant non-cash charges for (i) impairment of assets, (ii) gains from sale of assets and termination of charters, (iii) net gains/losses from the repurchase of our 8.5% Senior Notes due 2013, our $125 million Convertible Bonds due 2016, our NOK500 million, NOK600 million and NOK900 million Senior Unsecured Bonds due 2014, 2017 and 2019, respectively, (iv) the mark-to-market of certain derivative contracts, and (v) the repayments from investments in direct financing and sales-type leases, (vi) gains from disposal of associate investments and (vii) gains from the redemption of notes and warrants. We define Adjusted EBITDA—Group as Adjusted EBITDA—Consolidated before equity in earnings of associated companies and adjusted for (i) the total operating revenues, (ii) repayments from investments in direct financing and sales-type leases and (iii) vessel operating expenses at our subsidiaries that are accounted for under the equity method. Total Debt Principal—Group includes indebtedness before deducting deferred charges of our unconsolidated subsidiaries. Total Debt Principal—Group is derived by adding Total Debt Principal—Consolidated, as further adjusted, plus approximately $0.9 billion of indebtedness before deducting deferred charges, as of June 30, 2016, of our unconsolidated subsidiaries.

Adjusted EBITDA—Consolidated, Adjusted EBITDA—Group and Total Debt Principal—Group are not required by, or presented in accordance with, GAAP. Adjusted EBITDA is a performance measure that is used by our management, and we believe is commonly reported and widely used by investors and other interested parties to evaluate a company’s operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect, among other things:

•	our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	any cash income taxes that we have been or may be required to pay;

•	Assets are depreciated or amortized over estimated useful lives and often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows; and

•	Adjusted EBITDA does not reflect limitations on, or costs related to, transferring earnings from our subsidiaries to us.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the operation and growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA as a supplement.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from certain matters we consider to be indicative of our ability to service our debt over the period such debt is expected to remain outstanding.

The adjustments included in calculating Adjusted EBITDA presented herein are not in all instances equivalent to the adjustments included in calculating Adjusted EBITDA pursuant to the agreements governing our existing indebtedness.

(vii)

Total Debt Principal—Consolidated is not required by, or presented in accordance with, GAAP. Our management believes that Total Debt Principal—Consolidated provides useful additional information concerning as it is presented before the deduction of deferred charges.

The non-GAAP measures of Adjusted EBITDA—Consolidated, Adjusted EBITDA—Group and Total Debt Principal—Group used in this prospectus supplement may be different from similar measures used by other companies, limiting their usefulness as comparable measures. These non-GAAP financial measures should not be considered as an alternative to net income or cash flows from operating activities as an indicator of operating performance or liquidity.

See footnote 1 to the summary historical financial information under “Prospectus Supplement Summary—Summary Historical Financial Information” for a description of the calculation of Adjusted EBITDA—Consolidated and an unaudited reconciliation of Adjusted EBITDA—Consolidated to net income. See footnote 2 to the summary historical financial information under “Prospectus Supplement Summary—Summary Historical Financial Information” for a description of the calculation of Adjusted EBITDA—Group and an unaudited reconciliation of Adjusted EBITDA—Group to net income. See footnote 2 to the summary historical financial information under “Prospectus Supplement Summary—Summary Historical Financial Information” for a description of the calculation of Total Debt Principal—Group and an unaudited reconciliation of Total Debt Principal—Group to Total Debt Principal—Consolidated.

(viii)

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor in our common shares, you should review carefully the risk factors and the more detailed information that appear in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the notes or that are contained in the documents that we incorporate by reference into this prospectus supplement.

Unless otherwise indicated or if the context otherwise requires, as used in this prospectus supplement, the terms “we,” “our,” “us,” and the “Company” refer to Ship Finance International Limited and all of its subsidiaries.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term twenty-foot equivalent units, or “TEU”, in describing container vessels to refer to the number of standard twenty foot containers that the vessel can carry. We use the term car equivalent unit, or “CEU”, in describing the size of car carriers and number of cars they have the capacity to transport.

Ship Finance International Limited

We are a global international ship-owning company with a large and diverse asset base across the maritime and offshore industries. As of September 23, 2016, our assets consisted of 15 oil tankers, 22 dry bulk carriers, 20 container vessels, two car carriers, two ultra-deepwater drilling units, two jack-up drilling rigs, two chemical tankers and five offshore support vessels. In addition, we have entered into agreements to lease-in two 19,200 TEU newbuilding container vessels on a long-term bareboat basis when such vessels are delivered from the shipyard, which is scheduled in 2016 and 2017, respectively. We have also entered into agreements with a shipyard in Korea for the construction of two 114,000 dwt LR2 product tankers, which are scheduled to be delivered during the second half of 2017. All four newbuildings are leased out on multi-year long term charters, commencing upon delivery from the shipyards.

Other than two Suezmax tankers, seven Handysize drybulk carriers and two smaller containerships each employed under short-term time charters or in the spot market, and one jack-up drilling rig that is currently idle, all of the other vessels in our fleet have charters attached to them, which are generally contracted to expire between one and 16 years from now. We believe these existing charters provide us with significant and stable base cash flows and high asset utilization, subject to the full performance of the obligations of our counterparties under their agreements with us. The fixed-rate charter backlog as of June 30, 2016 and adjusted for subsequent vessel sales and charter cancellations was approximately $4 billion, with an average remaining charter term of five years, or nine years if weighted by charter revenue. Some of our charters include purchase options on behalf of the charterer, which if exercised would reduce our remaining charter coverage and contracted cash flow, but increase our cash position. The amount of actual revenues earned and the actual periods during which revenues are earned may be different from the backlog projections due to various factors including, off-hire caused by unscheduled repairs, maintenance and other factors.

The following table sets forth summary information regarding our fleet as of September 23, 2016.

	Approximate			Lease	Charter Expiry
Vessel	Built	Dwt.	Flag	Classification	Date
VLCCs
Front Century	1998	311,000	MI	Capital lease	2021
Front Circassia	1999	306,000	MI	Capital lease	2021

	Approximate			Lease	Charter Expiry
Vessel	Built	Dwt.	Flag	Classification	Date
Front Scilla	2000	303,000	MI	Capital lease	2023
Front Ariake	2001	299,000	BA	Capital lease	2023
Front Serenade	2002	299,000	LIB	Capital lease	2024
Front Hakata	2002	298,500	BA	Capital lease	2025
Front Stratus	2002	299,000	LIB	Capital lease	2025
Front Falcon	2002	309,000	BA	Capital lease	2025
Front Page	2002	299,000	LIB	Capital lease	2025
Front Energy	2004	305,000	MI	Capital lease	2027
Front Force	2004	305,000	MI	Capital lease	2027

Suezmaxes
Front Ardenne	1997	153,000	MI	Capital lease	2020
Front Brabant	1998	153,000	MI	Capital lease	2021
Glorycrown	2009	156,000	MI	n/a	n/a	(4)
Everbright	2010	156,000	MI	n/a	n/a	(4)

Product Tankers
SFL Sabine (NB)	2017	114,000	n/a	n/a	2024-2029 (tba)	(5)
SFL Trinity (NB)	2017	114,000	n/a	n/a	2024-2029 (tba)	(5)

Chemical Tankers
Maria Victoria V	2008	17,000	PAN	Operating lease	2018	(1)
SC Guangzhou	2008	17,000	PAN	Operating lease	2018	(1)

Capesize Dry Bulk Carriers
Belgravia	2009	170,000	MI	Operating lease	2025	(1)
Battersea	2009	170,000	MI	Operating lease	2025	(1)
Golden Magnum	2009	180,000	HK	Operating lease	2025	(1)
Golden Beijing	2010	176,000	HK	Operating lease	2025	(1)
Golden Future	2010	176,000	HK	Operating lease	2025	(1)
Golden Zhejiang	2010	176,000	HK	Operating lease	2025	(1)
Golden Zhoushan	2011	176,000	HK	Operating lease	2025	(1)
KSL China	2013	180,000	MI	Operating lease	2025	(1)

Kamsarmax Dry Bulk Carriers
Sinochart Beijing	2012	82,000	HK	Operating lease	2022
Min Sheng 1	2012	82,000	HK	Operating lease	2022

Handysize Dry Bulk Carriers
SFL Spey	2011	34,000	HK	n/a	n/a	(4)
SFL Medway	2011	34,000	HK	n/a	n/a	(4)
SFL Trent	2012	34,000	HK	n/a	n/a	(4)
SFL Kent	2012	34,000	HK	n/a	n/a	(4)
SFL Tyne (ex Western Australia)	2011	32,000	HK	n/a	n/a	(4)
SFL Clyde (ex Western Houston)	2012	32,000	HK	n/a	n/a	(4)
SFL Dee (ex Western Copenhagen)	2013	32,000	HK	n/a	n/a	(4)

Supramax Dry Bulk Carriers
SFL Hudson	2009	57,000	MI	Operating lease	2020
SFL Yukon	2010	57,000	HK	Operating lease	2018
SFL Sara	2011	57,000	HK	Operating lease	2019
SFL Kate	2011	57,000	HK	Operating lease	2021

	Approximate				Lease	Charter Expiry
Vessel	Built	Dwt.		Flag	Classification	Date
SFL Humber	2011	57,000		HK	Operating lease	2022

Container vessels
MSC Margarita	2002	5,800	TEU	LIB	Operating lease	2019	(1)
MSC Vidhi	2001	5,800	TEU	LIB	Operating lease	2019	(1)
MSC Vaishnavi R.	2002	4,100	TEU	LIB	Operating lease	2019	(1)
MSC Julia R.	2002	4,100	TEU	LIB	Operating lease	2019	(1)
MSC Arushi R.	2002	4,100	TEU	LIB	Operating lease	2019	(1)
MSC Katya R. (ex Santa Rebecca)	2002	4,100	TEU	LIB	Operating lease	2019	(1)
MSC Anisha R. (ex Santa Rafaela)	2002	4,100	TEU	LIB	Operating lease	2020	(1)
MSC Vidisha R. (ex Santa Roberta)	2002	4,100	TEU	LIB	Operating lease	2020	(1)
MSC Zlata R. (ex Santa Ricarda)	2002	4,100	TEU	LIB	Operating lease	2020	(1)
SFL Europa	2003	1,700	TEU	MI	n/a	n/a	(4)
Heung-A Green	2005	1,700	TEU	MAL	Operating lease	2020	(1)
Green Ace	2005	1,700	TEU	MAL	Operating lease	2020	(1)
SFL Avon	2010	1,700	TEU	MI	n/a	n/a	(4)
San Felipe	2014	8,700	TEU	MI	Operating lease	2021
San Felix	2014	8,700	TEU	MI	Operating lease	2021
San Fernando	2015	8,700	TEU	MI	Operating lease	2022
San Francisca	2015	8,700	TEU	MI	Operating lease	2022
Maersk Sarat	2015	9,500	TEU	LIB	Operating lease	2020
Maersk Skarstind	2016	9,500	TEU	LIB	Operating lease	2021
Maersk Shivling	2016	9,300	TEU	LIB	Operating lease	2021
SFL Tagus (NB)(6)	2016	19,200	TEU	LIB	n/a	2031
SFL Tiber (NB)(6)	2017	19,200	TEU	LIB	n/a	2032

Car Carriers
Glovis Composer	2005	6,500	CEU	HK	Operating lease	2017
Glovis Conductor	2006	6,500	CEU	PAN	Operating lease	2017

Jack-Up Drilling Rigs
Soehanah	2007	375	ft.	PAN	n/a	n/a
West Linus	2014	450	ft.	NOR	Capital lease	2029	(1)

Ultra-Deepwater Drill Units
West Hercules	2009	10,000	ft.	PAN	Capital lease	2023	(1)
West Taurus	2009	10,000	ft.	PAN	Capital lease	2023	(1)

Offshore support vessels
Sea Leopard	1998	AHTS	(2)	CYP	Capital lease	2022	(1)
Sea Cheetah	2007	AHTS	(2)	CYP	Operating lease	2022	(1)
Sea Jaguar	2007	AHTS	(2)	CYP	Operating lease	2022	(1)
Sea Halibut	2007	PSV	(3)	CYP	Operating lease	2022	(1)
Sea Pike	2007	PSV	(3)	CYP	Operating lease	2022	(1)

NB: Newbuilding

Key to Flags: BA—Bahamas, CYP—Cyprus, MAL—Malta, HK—Hong Kong, LIB—Liberia, MI—Marshall Islands, PAN—Panama, NOR—Norway.

Notes:

(1)	Charterer has purchase options during the term of the charter.
(2)	Anchor handling tug supply vessel (AHTS).
(3)	Platform supply vessel (PSV).
(4)	Currently employed on a short-term charter or in the spot market.
(5)	The charterer has an option to extend the minimum seven year fixed charter period, to be declared in advance of delivery.
(6)	Vessel will be chartered in.

Our primary objective is to continue to grow our business through accretive acquisitions across a diverse range of marine and offshore asset classes. In doing so, our strategy is to expand and diversify our customer base and generate stable and increasing cash flows by chartering our assets primarily under medium to long-term bareboat or time charters.

We have paid dividends for 50 consecutive quarters, including the announced dividend payment of $0.45 per share in respect of the quarter ending June 30, 2016, which is payable on or around September 29, 2016 to shareholders of record as of September 12, 2016. For the years ended December 31, 2013, 2014 and 2015, we paid aggregate dividends in cash to our shareholders in the amounts of $109.1 million ($1.17 per share), $152.1 million ($1.63 per share) and $162.6 million ($1.74 per share), respectively. Our ability to pay dividends is always subject to the discretion of our Board of Directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities and there can be no assurances that we will continue to pay dividends in similar amounts, if at all. Please see “Risk Factors—Changes in our dividend policy could adversely affect holders of our common shares.”

Corporate Debt and Dividend Structure

As of June 30, 2016, on an as adjusted basis after giving effect only to this offering and the use of proceeds thereof, we, including our unconsolidated subsidiaries, would have had approximately $2.8 billion in aggregate principal amount of indebtedness outstanding, of which approximately $2.1 billion would have been secured. The notes will be effectively junior to such secured indebtedness to the extent of the value of the assets securing such indebtedness. As of June 30, 2016, our subsidiaries including our unconsolidated subsidiaries had $2.1 billion in total principal debt outstanding. The notes will be structurally subordinated in right of payment to such liabilities. As of the same date, we had entered into interest rate swap contracts effectively mitigating the interest rate risk on a combined outstanding principal debt amount of approximately $1.2 billion.

Recent and Other Developments

In July 2016, we agreed to amend the terms of our long-term chartering agreements with an affiliate of Deep Sea Supply PLC, or Deep Sea, relating to our five offshore support vessels acquired in 2007 and early 2008. Under the amended agreements, the charter rates will be temporarily reduced until May 2018, in exchange for extending the original charter period by three years and introducing a 50% profit share on charter revenues earned by the vessels above the new base charter rates. The previous charter guarantor was Deep Sea Supply BTG AS, or Deep Sea Supply BTG, which was a joint venture owned 50% by Deep Sea and 50% by BTG Pactual, or BTG Pactual, a Brazilian company. In September 2016, Deep Sea acquired BTG Pactual’s ownership interest in the joint venture, and Deep Sea will join Deep Sea Supply BTG as charter guarantor under the amended chartering agreements.

In July 2016, we delivered the 1998-built VLCC Front Vanguard to an unrelated third party. Net sales proceeds were approximately $24 million, including compensation receivable from Frontline Ltd., or Frontline, of approximately $0.3 million for the early termination of the charter.

On August 31, 2016, our Board of Directors declared a dividend of $0.45 per share in respect of the quarter ending June 30, 2016, which is payable on or around September 29, 2016 to shareholders of record as of September 12, 2016.

In September 2016, we agreed to terminate the charter agreement relating to our jack-up drilling rig Soehanah which was chartered to a subsidiary of Apexindo, an Indonesia-based drilling company. In return, we received a termination payment of $6 million in the form of a non-amortizing loan note, which bears an interest rate of 2.25% per annum if paid in cash and 4.5% per annum if capitalized. The term of the loan note is approximately six years.

At our Annual General Meeting of Shareholders, which was held on September 23, 2016, the shareholders approved each of the proposals contained in the Company’s proxy materials, including the proposal to re-elect all of our existing directors other than Ms. Georgina Sousa, who did not stand for re-election. The shareholders also approved the reorganization of the Company’s share capital, with effect on or about September 30, 2016 or such other time as may be determined by the Directors of the Company, which will result in a reduction of the par value of the Company’s common shares from $1.00 to $0.01 and an increase in the number of authorized shares from 125,000,000 to 150,000,000.

Concurrent Transaction

Concurrently with this offering of borrowed shares, we are offering, by means of a separate prospectus supplement and accompanying prospectus, $225 million aggregate principal amount of our 5.75% convertible senior notes due 2021, which we refer to as the convertible notes, in an offering registered under the Securities Act.

We estimate that the net proceeds from our concurrent convertible notes offering will be approximately $220 million, after deducting the underwriters’ discounts and commissions and estimated fees and expenses payable by us. We intend to use all of the net proceeds of the convertible notes offering for general corporate purposes, including working capital and the redemption or the repurchase in the open market, in negotiated transactions or otherwise, of all or a portion of our outstanding 3.25% Senior Notes due 2018. There are no agreements or understandings regarding such repurchases as of the date of this prospectus supplement. The amount, timing and price at which such transactions may be effected will be in the sole discretion of the Company. The 3.25% Senior Notes due 2018 mature on February 1, 2018 and bear interest at 3.25% per year.

Pending the use of the net proceeds from this offering, we plan to invest the proceeds in a variety of capital preservation investments at our sole discretion, including interest-bearing obligations and certificates of deposit.

The selling shareholders will receive all of the proceeds from the sale of the shares offered hereby, and neither we, SFLC nor Hemen will receive any of those proceeds. Pursuant to the lending agreement between SFLC and the affiliate of Jefferies, such affiliate has agreed to pay SFLC an amount of cash equal to the aggregate dividend paid for any cash dividend or distribution we make in respect of the borrowed shares as well as a fee in respect of the borrowed shares. See “Description of Share Lending Agreement” and “Plan of Distribution.”

Corporate Information

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands and the United Kingdom. Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at http://www.shipfinance.bm. The information contained at our internet site is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The information above concerning us is only a summary and does not purport to be comprehensive or complete. For additional information about us, you should refer to the information described in “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find Additional Information” in the accompanying prospectus.

THE OFFERING

Issuer	Ship Finance International Limited, a Bermuda exempted company.

Common shares offered	Up to 8,000,000 borrowed shares.

Common shares outstanding following this offering(4)	93,504,575 shares.

New York Stock Exchange symbol for our common shares	Our common shares are listed on The New York Stock Exchange under the symbol “SFL.”

Use of proceeds	The shares offered hereby by the selling shareholders have been borrowed through a lending arrangement with Jefferies, one of the underwriters in the convertible notes offering, which is borrowing the shares from an affiliate of Jefferies, which in turn is borrowing the shares from SFLC. None of the borrowed shares are newly-issued common shares, instead, SFLC is borrowing the shares it lends from Hemen.

We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to hedge their respective investments in the convertible notes. The selling shareholders may effect such transactions by selling the borrowed shares at various prices from time to time through Jefferies. The selling shareholders will receive all of the proceeds from the sale of the borrowed shares, and neither we, SFLC nor Hemen will receive any of those proceeds.

See “Use of Proceeds”, “Description of the Share Lending Agreement; Concurrent Offering of Convertible Notes” and “Plan of Distribution.”

Risk factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement and accompanying prospectus as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common shares.

Important U.S. federal income tax consequences	We may be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. If we are treated as a PFIC for any taxable year, we will inform investors of our status and we will provide investors with the information necessary to make and maintain a “qualified electing fund,” or QEF, election. However, this election may not be made until the notes are converted into common shares, and the unavailability of such election may result in adverse U.S. federal income tax consequences to holders. Prospective U.S. Holders should consult with their tax advisors as to the consequences of our being a PFIC for any taxable year, including whether or not to

[4]	As of September 28, 2016, which includes the shares offered hereby none of which are newly-issued.

make a QEF election, and should carefully review the information set forth under “Taxation—U.S. Taxation” for additional information.

For the U.S. federal income tax consequences of the holding and disposition of our common shares, see “Taxation.”

Description of Concurrent Offering	Concurrently with this offering, $200 million aggregate principal amount of convertible notes are being offered pursuant to a separate prospectus supplement and accompanying prospectus. See “Description of the Share Lending Agreement; Concurrent Offering of Convertible Notes.”

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table provides our consolidated financial data as of the dates and for the periods shown. Our summary consolidated statements of operations data for the years ended December 31, 2013, 2014 and 2015 are derived from our audited consolidated financial statements and related notes incorporated by reference herein, which have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, our independent registered public accounting firm, as indicated in their report incorporated by reference herein.

Our summary consolidated financial data presented below as of and for June 30, 2015 and 2016 have been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited consolidated financial statements incorporated by reference herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods.

The summary financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated by reference herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our current report on Form 6-K filed with the Commission on September 19, 2016 and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2015, which are incorporated by reference herein. The summary historical financial information provided below does not purport to indicate results of operations as of any future date or for any future period.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
				(unaudited)
(In thousands of U.S. dollars)
Income statement data:
Total operating revenues	$270,860	$327,487	$406,740	$182,114	$221,574
Gain on sale of assets	18,025	23,931	7,364	(114)	14
Total operating expenses	(171,519)	(206,272)	(248,058)	(123,080)	(119,906)

Net operating income	117,366	145,146	166,046	58,920	101,682
Net income before equity in earnings of associated companies	$61,006	$89,318	$167,227	$83,955	$71,289
Equity in earnings of associated companies	28,200	33,497	33,605	17,098	14,322

Net income	$89,206	$122,815	$200,832	$101,053	$85,611

Balance sheet data (at end of period):
Cash and cash equivalents	$58,641	$50,818	$70,175	$61,571	$82,016
Total assets(1)	3,004,505	3,004,596	3,032,554	2,749,158	2,904,455
Total liabilities(1)	1,812,572	1,851,104	1,790,744	1,549,728	1,769,160
Short and long term debt (including current portion)	1,695,401	1,695,501	1,634,205	1,427,865	1,617,202
Total equity	1,191,933	1,153,492	1,241,810	1,199,430	1,135,295
Cash flow data:
Net cash provided by operating activities	140,124	132,401	258,401	103,627	123,721
Net cash provided by/(used in) investing activities	(73,982)	(21,940)	(205,782)	78,638	3,349
Net cash used in financing activities	(68,043)	(118,284)	(33,262)	(171,512)	(115,229)
Other financial data:
Adjusted EBITDA—Consolidated(2)	242,899	286,783	369,744	169,875	187,095
Adjusted EBITDA—Group(3)	478,558	553,389	529,625	252,141	267,525
Total Debt Principal—Consolidated (at end of period)	1,736,879	1,732,459	1,666,476	1,461,712	1,643,997
Total Debt Principal—Group(3) (at end of period)	2,868,462	3,121,792	2,497,587	2,441,657	2,576,275

(1)	As explained in the notes to our unaudited condensed consolidated financial statements for the six months ended June 30, 2016 included in our current report on Form 6-K filed with the Commission on September 19, 2016, we adopted in that period ASC 2015-03, which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and premiums. The effect of our adoption of ASC 2015-03 is reflected in all periods presented in the above table, such that total assets and total liabilities have been reduced from the amounts reported in our previous filings as follows: December 31, 2015 - $32,271; December 31, 2014 - $36,958; December 31, 2013 - $41,478; and June 30, 2015 - $33,847.
(2)	We define Adjusted EBITDA—Consolidated as net income before depreciation, interest expense, interest income excluding income from financial investments, other reconciling items, net, certain significant non-cash charges for (i) impairment of assets, (ii) gains from sale of assets and termination of charters, (iii) net gains/losses from the repurchase of our 8.5% Senior Notes due 2013, our $125 million Convertible Bonds due 2016, our NOK500 million, NOK 600 million and NOK 900 million Senior Unsecured Bonds due 2014, 2017 and 2019, respectively, (iv) the mark-to-market of certain derivative contracts, (v) the repayments from investments in direct financing and sales-type leases, (vi) gains from disposal of associate investments and (vii) gains from the redemption notes and warrants.
(3)	We have two ultra-deepwater drilling units and one harsh environment jack-up drilling rig owned by three wholly-owned subsidiaries which are accounted for under the equity method and therefore not consolidated in our financial statements. We had one additional ultra-deepwater drilling unit and two container vessels which were accounted for under the equity method, before their disposal in the year ended December 31, 2014. We define Adjusted EBITDA—Group as Adjusted EBITDA—Consolidated before equity in earnings of associated companies and adjusted for (i) the total operating revenues, (ii) repayments from investments in direct financing and sales-type leases and (iii) vessel operating expenses at our subsidiaries that are accounted for under the equity method. We record our investments in equity-method investees on the consolidated balance sheets as “Investment in associated companies”. These subsidiaries have significant amount of indebtedness which because of the aforementioned accounting treatment does not show up in our balance sheets. Total Debt Principal—Group includes indebtedness before deducting deferred charges of our unconsolidated subsidiaries. Total Debt Principal—Group, is derived by adding Total Debt Principal—Consolidated being debt before deducting deferred charges, plus approximately $0.9 billion of indebtedness before deducting deferred charges, as of June 30, 2016, of our unconsolidated subsidiaries.

The following table sets forth unaudited reconciliations of net income to Adjusted EBITDA—Consolidated and Adjusted EBITDA—Group.

	Years Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
				(unaudited)
(In thousands of U.S. dollars)
Reconciliation of net income to Adjusted EBITDA—Consolidated and Adjusted EBITDA—Group:
Net income	$89,206	$122,815	$200,832	$101,053	$85,611
Depreciation	58,436	67,393	78,080	36,301	46,304
Interest expense	87,225	86,081	70,583	35,687	35,274
Net loss /(gain) on repurchase of bonds	1,218	21	(1,007)	(438)	38
Vessel impairment charge	—	11,800	42,410	29,161	—
Impairment of securities	—	—	20,552	—	—
(Gain)/loss on sale of assets and termination of charters	(18,025)	(23,931)	(7,364)	114	(14)
Gain on sale of associate	—	(6,055)	—	—	—
Gain on redemption of Horizon notes and warrants	—	—	(44,552)	(44,552)	—
Gain on redemption of Frontline notes	—	—	(28,904)	—	—
(Income)/expense related to non-designated derivatives	(5,297)	14,895	19,731	4,017	13,049
Repayments from investments in direct financing and sales-type leases	51,220	43,120	35,946	18,502	16,309
Interest income excluding income from financial investments	(617)	(4,576)	(104)	(37)	(252)
Interest income from associates	(19,575)	(24,464)	(18,672)	(9,338)	(9,338)
Other reconciling items, net	(892)	(316)	2,213	(595)	114

Adjusted EBITDA—Consolidated	$242,899	$286,783	$369,744	$169,875	$187,095
Less: equity in earnings of associated companies	(28,200)	(33,497)	(33,605)	(17,098)	(14,322)
Finance lease charter revenues—Associates	259,402	299,505	193,492	99,370	94,752
Operating lease charter revenues—Associates	39,115	3,663	—	—	—
Vessel operating expenses—Associates	(34,658)	(3,065)	(6)	(6)	—

Adjusted EBITDA—Group	$478,558	$553,389	$529,625	$252,141	$267,525

The following table sets forth unaudited reconciliation of Total Net Debt—Consolidated to Total Debt Principal—Group.

	Years Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
(In thousands of U.S. dollars)
Reconciliation of Total Net Debt—Consolidated to Total Debt Principal—Group (at end of period):
Total Net Debt—Consolidated	1,695,401	1,695,501	1,634,205	1,427,865	1,617,202
Add: Deferred charges	41,478	36,958	32,271	33,847	26,795

Total Debt Principal—Consolidated	1,736,879	1,732,459	1,666,476	1,461,712	1,643,997
Total Debt Principal—Associates	1,131,583	1,389,333	831,111	979,945	932,278

Total Debt Principal—Group	$2,868,462	$3,121,792	$2,497,587	$2,441,657	$2,576,275

RISK FACTORS

An investment in our common shares involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

This prospectus supplement does not describe all of the risks of an investment in our common shares. You should consult your own financial and legal advisors about the risks entailed by an investment in our common shares and the suitability of your investment in our common shares in light of your particular circumstances. Before you decide to invest in our common shares, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in the accompanying prospectus and in our annual report for the year ended December 31, 2015 on Form 20-F, filed with the Commission on April 1, 2016. In addition, you should carefully consider the risk set forth below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find Additional Information” in the accompanying prospectus.

Risks Related to Our Common Shares and the Offering

Changes in our dividend policy could adversely affect holders of our common shares.

Any dividend on our common shares that we declare is at the discretion of our Board of Directors and subject to the requirements of Bermuda law. We cannot assure you that our dividend will not be reduced or eliminated in the future. Our profitability and corresponding ability to pay dividends is substantially affected by amounts we receive through charter hire and profit sharing payments from our charterers. Our entitlement to profit sharing payments, if any, is based on the financial performance of our vessels which is outside of our control. If our charter hire and profit sharing payments decrease substantially, we may not be able to continue to pay dividends at present levels, or at all. We are also subject to contractual limitations on our ability to pay dividends pursuant to certain debt agreements, and we may agree to additional limitations in the future. Additional factors that could affect our ability to pay dividends include statutory and contractual limitations on the ability of our subsidiaries to pay dividends to us, including under current or future debt arrangements.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations and to make dividend payments.

We are a holding company, and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of our vessels and drilling units, and payments under our charter agreements are made to our subsidiaries. As a result, our ability to make distributions to our shareholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party or by the law of its respective jurisdiction of incorporation which regulates the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, we will not be able to pay dividends to our shareholders.

The market price of our common shares may be unpredictable and volatile.

The market price of our common shares has been volatile and may continue to fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, any reductions in the payment of our dividends or changes in our dividend policy, mergers and strategic alliances in the shipping and offshore industries, market conditions in the shipping and offshore industries, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. The shipping and offshore industries have been highly unpredictable and volatile. The market for common shares in these industries may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price.

The effect of the sale of the borrowed shares in this offering, which sale may be made to facilitate transactions by which investors in our convertible notes may hedge their investments, may be to lower the market price of our common shares.

We have been advised that the selling shareholders intend to sell the borrowed shares and use the resulting short position to hedge their investments in the notes or our other convertible notes. The existence of the Share Lending Agreement (as defined below) and the short sales of our common shares effected in connection with the sale of our convertible notes could cause the market price of our common shares to be lower over the term of the Share Lending Agreement (as defined below) than it would have been had we not entered into that agreement, due to the effect of the increase in the number of our outstanding common shares being traded in the market or otherwise. The market price of our common shares could be further negatively affected by other short sales of our common shares, including other sales by the purchasers of the convertible notes hedging their investment therein.

Adjustments by convertible note investors of their hedging positions in our common shares and the expectation thereof may have a negative effect on the market price of our common shares.

The 8,000,000 borrowed shares are being offered in connection with our convertible notes offering and are expected to be sold by the selling shareholders to establish or maintain hedge positions with respect to their investment in the convertible notes. Any buying or selling of our common shares by those investors in the convertible notes to adjust their hedging positions in connection with the concurrent offering of the convertible notes or in the future may affect the market price of our common shares.

In addition, the existence of the convertible notes may also encourage short selling by market participants because the conversion of the convertible notes could depress our common share price. The price of our common shares could be affected by possible sales of our common shares by investors who view the convertible notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common shares. This hedging or arbitrage trading activity could, in turn, affect the market price of our common shares.

Future sales, or availability for sale, of common shares by stockholders could depress the market price of our common shares.

Sales of a substantial number of our common shares in the public market, including sales by any selling shareholder or the perception that large sales could occur could depress the market price of our common shares. Such future sales, or perception thereof, could also impact our ability to raise capital through future offerings of equity or equity-linked securities. As of September 23, 2016, we had 93,504,575 common shares outstanding.

Conversion of the convertible notes being offered concurrently or our election to deliver shares to holders of the convertible notes with respect to the principal amount owed at maturity may dilute the ownership interest of existing shareholders.

To the extent we issue common shares upon conversion of the convertible notes, the conversion of some or all of the convertible notes will dilute the ownership interests of existing shareholders. If we elect to deliver shares to holders of convertible notes with respect to the principal amount owed at maturity, the ownership interests of existing stockholders would also be diluted. Any sales in the public market of common shares so issued could adversely affect prevailing market prices of our common shares. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could depress the price of our common shares.

Because we are a foreign corporation, you may not have the same rights as a shareholder in a U.S. corporation has.

We are a Bermuda exempted company. Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some jurisdictions in the United States. In addition, most of our directors and officers are not resident in the United States and the majority of our assets are located outside of the United States. As a result, investors may have more difficulty in protecting their interests and enforcing judgments in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

There is a risk that U.S. tax authorities could treat us as a “passive foreign investment company”, which would have adverse U.S. federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”, but income from bareboat charters does constitute “passive income.”

U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Under these rules, if our income from our time charters is considered to be passive rental income, rather than income from the performance of services, we will be considered to be a PFIC. We believe that it is more likely than not that our income from time charters will not be treated as passive rental income for purposes of determining whether we are a PFIC. Correspondingly, we believe that the assets that we own and operate in the connection with the production of such income do not constitute passive assets for purposes of determining whether we are a PFIC. This position is principally based upon the positions that (1) our time charter income will constitute services income, rather than rental income, and (2) Frontline Management and Golden Ocean Management, which provide services to certain of our time-chartered vessels, will be respected as separate entities from the Frontline Charterers (comprised of Frontline Shipping Limited and Frontline Shipping II Limited) and the Golden Ocean Charterer, with which they are respectively affiliated. We do not believe that we will be treated as a PFIC for our 2015 taxable year. Nevertheless, for the 2016 taxable year and future taxable years, depending upon the relative amounts of income we derive from our various assets as well as their relative fair market values, we may be treated as a PFIC.

We note that there is no direct legal authority under the PFIC rules addressing our current and expected method of operation. Accordingly, no assurance can be given that the Internal Revenue Service, or the IRS, or a court of law will accept our position, and there is a significant risk that the IRS or a court of law could determine that we are a PFIC. Furthermore, even if we would not be a PFIC under the foregoing tests, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations were to change.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. federal income tax consequences. For example, U.S. non-corporate shareholders would not be eligible for the preferential rate on dividends that we pay.

USE OF PROCEEDS

The shares offered hereby by the selling shareholders have been borrowed through a lending arrangement with Jefferies, one of the underwriters in the convertible notes offering, which is borrowing the shares from an affiliate of Jefferies, which in turn is borrowing the shares from SFLC. None of the borrowed shares are newly-issued common shares, instead, SFLC is borrowing the shares it lends from Hemen.

We expect that the selling shareholders will sell the borrowed shares use the resulting short position to hedge their respective investments in the convertible notes. The selling shareholders may effect such transactions by selling the borrowed shares at various prices from time to time through Jefferies. The selling shareholders will receive all of the proceeds from the sale of the borrowed shares, and neither we, SFLC nor Hemen will receive any of those proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2016:

•	on an actual basis;

•	on an adjusted basis giving effect to the sale of a vessel and prepaid debt; and

•	on a further adjusted basis, giving effect to the offering of the convertible notes and the application of the proceeds therefrom (but before giving effect to any redemption or repurchase of all or a portion of our outstanding 3.25% Senior Notes due 2018).

There have been no other significant adjustments to or capitalization since June 30, 2016. This table should be read in conjunction with the section of this prospectus supplement entitled “Prospectus Supplement Summary—Summary Historical Financial Information,” “Use of Proceeds,” and the unaudited condensed consolidated financial statements and the related notes for the six months ended June 30, 2016, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our current report on Form 6-K filed with the Commission on September 19, 2016, and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2015, which are incorporated by reference herein.

	June 30, 2016
	Actual	As Adjusted	As Further Adjusted
(in thousands of U.S. dollars)
Cash	$82,016	$83,516	$303,516
Debt
Secured Bank Debt	$1,136,249	$1,113,749	$1,113,749
NOK600 million Senior Unsecured Bonds due 2017	67,368	67,368
3.25% Convertible Senior Notes due 2018	350,000	350,000
NOK900 million Senior Unsecured Bonds due 2019	90,380	90,380
5.75% Convertible Senior Notes due 2021(1)	—	—	225,000

Total debt(2)	$1,643,997	$1,621,497	$1,846,496

Shareholders’ equity(3)	$1,135,295	$1,135,295	$1,135,295

Total capitalization(4)	$2,697,276	$2,673,276	$2,678,275

(1)	Disclosed at face value, subject to a final accounting determination following the completion of the convertible notes offering.
(2)	The total debt numbers do not include $932 million of secured bank debt held in our non-consolidated subsidiaries, the majority of which is non-recourse to us.
(3)	125,000,000 common shares authorized par value $1.00 per share; as of June 30, 2016, 93,504,575 common shares issued and outstanding on an actual basis; does not reflect the issuance of any common shares upon conversion of the convertible notes offered concurrently herewith or the 3.25% Senior Notes due 2018.
(4)	The total capitalization equals total debt plus shareholders’ equity less cash and cash equivalents.

DIVIDEND POLICY

Our Board of Directors adopted a policy in May 2004 in connection with our public listing, whereby we seek to pay a regular quarterly dividend, the amount of which is based on our contracted revenues and growth prospects. Our goal is to increase our quarterly dividend as we grow our business, but the timing and amount of dividends, if any, is at the sole discretion of our Board of Directors and will depend upon our operating results, financial condition, cash requirements, restrictions in terms of financing arrangements and other relevant factors.

We have paid dividends for 50 consecutive quarters including the announced dividend payment of $0.45 per share in respect of the quarter ending June 30, 2016, which is payable on or around September 29, 2016 to shareholders of record as of September 12, 2016. For the years ended December 31, 2013, 2014 and 2015, we paid aggregate dividends in cash to our shareholders in the amounts of $109.1 million ($1.17 per share), $152.1 million ($1.63 per share) and $162.6 million ($1.74 per share), respectively. Our ability to pay dividends is always subject to the discretion of our Board of Directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities and there can be no assurance we will continue to pay dividends in similar amounts, if at all. Please see “Risk Factors—Changes in our dividend policy could adversely affect holders of our common shares.”

We have paid the following cash dividends in 2011, 2012, 2013, 2014, 2015 and 2016:

Payment Date	Amount per Share
2011
March 29, 2011	$0.38
June 29, 2011	$0.39
September 29, 2011	$0.39
December 29, 2011	$0.39

2012
March 28, 2012	$0.30
June 28, 2012	$0.39
September 28, 2012	$0.39
December 28, 2012	$0.39	(1)

2013
June 28, 2013	$0.39
September 27, 2013	$0.39
December 30, 2013	$0.39

2014
March 28, 2014	$0.40
June 30, 2014	$0.41
September 30, 2014	$0.41
December 30, 2014	$0.41

2015
March 27, 2015	$0.42
June 30, 2015	$0.43
September 30, 2015	$0.44
December 30, 2015	$0.45

2016
March 31, 2016	$0.45
June 29, 2016	$0.45

(1)	This dividend was an accelerated dividend in respect of the fourth quarter of 2012.

On August 31, 2016, our Board of Directors declared a dividend of $0.45 per share in respect of the quarter ending June 30, 2016, which is payable in cash on or around September 29, 2016.

PRICE RANGE OF OUR COMMON SHARES

Our common shares were listed on the NYSE on June 15, 2004, and commenced trading on that date under the symbol “SFL”. On September 26, 2016, there were 456 shareholders of record of our common shares.

The following table sets forth, for each of the five most recent full financial years, the high and low closing prices of our common shares on the NYSE.

Fiscal year ended December 31,	High	Low
2015	$17.69	$13.89
2014	$19.82	$13.11
2013	$17.78	$14.35
2012	$17.56	$9.34
2011	$22.43	$8.66

The following table sets forth, for each full financial quarter for the two most recent fiscal years, the high and low closing prices for the common shares on the NYSE.

Fiscal year ended December 31, 2016	High	Low
Second quarter	$16.17	$13.39
First quarter	$16.57	$10.31

Fiscal year ended December 31, 2015	High	Low
Fourth quarter	$17.69	$15.19
Third quarter	$17.10	$14.43
Second quarter	$17.38	$14.80
First quarter	$16.01	$13.89

Fiscal year ended December 31, 2014	High	Low
Fourth quarter	$17.39	$13.11
Third quarter	$19.82	$16.92
Second quarter	$19.26	$16.80
First quarter	$19.20	$15.95

The following table sets forth, for the most recent six months, the high and low closing prices for the common shares on the NYSE.

	High	Low
September 2016*	$15.45	$14.13
August 2016	$15.78	$14.74
July 2016	$15.17	$13.86
June 2016	$16.17	$13.99
May 2016	$16.03	$14.62
April 2016	$15.26	$13.39
March 2016	$14.75	$12.94

*	through and including September 27, 2016

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship with the Fredriksen Group

Our principal shareholder, Hemen, and other related companies are also the main shareholders of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group.

We were formed in 2003 as a wholly-owned subsidiary of Frontline, a Fredriksen Group Entity, and were partially spun off from Frontline in 2004. Most of our VLCC and Suezmax tanker vessels are chartered to Frontline Shipping Limited, or Frontline Shipping, (a subsidiary of Frontline) under longer-term time charters that have remaining terms that range from four to eleven years. Frontline Shipping, in turn, charters our vessels to third parties. The daily base charter rates payable to us under the charters have been fixed in advance.

We also employ some of our assets through other members of the Fredriksen Group: (i) three of our drilling units are currently chartered to subsidiaries of Seadrill Limited, or Seadrill, and North Atlantic Drilling Limited, or NADL, including Seadrill Deepwater Charterer Ltd., or Seadrill Deepwater, Seadrill Offshore AS, or Seadrill Offshore and North Atlantic Linus Charterer Ltd., or North Atlantic Linus, which we refer to collectively as the Seadrill Charterers, and whose performance under the respective charters is fully guaranteed by Seadrill, (ii) our eight Capesize dry bulk carriers are currently chartered to a fully guaranteed subsidiary of Golden Ocean Group Limited, or Golden Ocean, Golden Ocean Trading Limited, which we refer to as the Golden Ocean Charterer and (iii) five offshore support vessels are chartered to a subsidiary of Deep Sea, Deep Sea Supply Shipowning II AS, which we refer to as the Deep Sea Charterer.

Through certain of our vessel-owning subsidiaries we have entered into fixed rate management agreements with Frontline Management (Bermuda) Ltd., or Frontline Management, with respect to our vessels that are on time charter to Frontline Shipping. Under these management agreements, Frontline Management is responsible for all technical management of the vessels and receives a daily fixed fee of $9,000 per vessel per day for all applicable vessels. We and such vessel-owning subsidiaries have also entered into a charter ancillary agreement with Frontline Shipping and Frontline. Under this agreement we are entitled to receive quarterly profit sharing payments to the extent that the average daily time charter equivalent rates realized by Frontline Shipping exceed certain rates. Please see “Risk Factors—The amount of profit sharing payment we receive under our charters with Frontline Shipping, the Golden Ocean Charterer and other charterers, if any, may depend on prevailing spot market rates, which are volatile” included in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein. In addition, we have entered into an administrative services agreement with Frontline Management under which they provide us with certain administrative support services including, among other things, corporate governance and accounting services. We have agreed to reimburse them for reasonable third party costs, if any, advanced on our behalf.

Through certain of our vessel-owning subsidiaries we have entered into fixed rate management agreements with Golden Ocean Group Management (Bermuda) Ltd., or Golden Ocean Management, with respect to our vessels that are on time charter to the Golden Ocean Charterer. Under these management agreements, Golden Ocean Management is responsible for all technical management of the vessels and receives a daily fixed fee of $7,000 per vessel per day for all applicable vessels. We and such vessel-owning subsidiaries have also entered into a charter ancillary agreement with the Golden Ocean Charterer and Golden Ocean. Under this agreement we are entitled to receive quarterly profit sharing payments to the extent that the average daily time charter equivalent rates realized by the Golden Ocean Charterer exceed certain rates. Please see “Risk Factors—The amount of profit sharing payment we receive under our charters with Frontline Shipping, the Golden Ocean Charterer and other charterers, if any, may depend on prevailing spot market rates, which are volatile” included in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

Certain of our vessel-owning subsidiaries have also entered into agreements with the Deep Sea Charterer. Under these agreements we are entitled to receive quarterly profit sharing payments to the extent that the average daily time charter equivalent rates realized by the Deep Sea Charterer exceed certain rates. Please see “Risk Factors—The amount of profit sharing payment we receive under our charters with Frontline Shipping, the Golden Ocean Charterer and other charterers, if any, may depend on prevailing spot market rates, which are volatile” included in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

Kate Blankenship, Hans Petter Aas, Bert Bekker, Paul Leand and Harald Thorstein, members of our Board of Directors, also serve on the boards of one or more Fredriksen Group entities, including Frontline, Seadrill, Deep Sea and Golden Ocean.

We can provide no assurance, however, that we will realize any benefits from our relationship with the Fredriksen Group. In addition, as charterers of a significant number of our vessels and the provider of management and administrative services to us, we are subject to the risk of counterparty default. The severe and prolonged downturn in the tanker, dry bulk and offshore markets has had a significant and adverse effect on tanker owners and charterers, dry bulk vessel owners and charterers and offshore unit owners and charterers including our counterparties within the Fredriksen Group, which may adversely impact their ability to continue to perform their continued obligations to us. See “Risk Factors—We depend on our charterers, including Frontline Shipping, the Seadrill Charterers, North Atlantic Linus and the Golden Ocean Charterer, which are companies affiliated with us, for our operating cash flows and for our ability to pay dividends to our shareholders and repay our outstanding borrowings” and “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

DESCRIPTION OF THE SHARE LENDING AGREEMENT; CONCURRENT OFFERING OF CONVERTIBLE NOTES

Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, $200 million aggregate principal amount of our 5.75% convertible senior notes due 2021 in an offering registered under the Securities Act.

We intend to use all of the net proceeds of the offering of convertible notes for general corporate purposes, including working capital and the redemption or the repurchase in the open market, in negotiated transactions or otherwise, of all or a portion of our outstanding 3.25% Senior Notes due 2018. There are no agreements or understandings regarding such repurchases as of the date of this prospectus supplement. The amount, timing and price at which such transactions may be effected will be in the sole discretion of the Company. The 3.25% Senior Notes due 2018 mature on February 1, 2018 and bear interest at 3.25% per year.

Pending the use of the net proceeds from the offering of convertible notes, we plan to invest the proceeds in a variety of capital preservation investments at our sole discretion, including interest-bearing obligations and certificates of deposit.

To facilitate transactions by which investors in our convertible notes may hedge their convertible notes investments, our wholly-owned subsidiary SFLC has entered into a share lending agreement with Jefferies Capital Services, LLC, an affiliate of Jefferies, one of the underwriters in the offering of our convertible notes, under which SFLC has agreed to loan to Jefferies Capital Services, LLC up to 8,000,000 common shares, which we refer to as the Share Lending Agreement. The share lending arrangement with Jefferies Capital Services, LLC will be available during a period beginning on the date of the closing of the offering of the convertible notes and ending on or about the maturity date of the notes, or, if earlier, on or about the date as of which all of the notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain circumstances) (the “loan availability period”).

Share loans under the Share Lending Agreement with Jefferies Capital Services, LLC will terminate, and the borrowed shares must be returned to SFLC and ultimately Hemen if the concurrent offering of the notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	Jefferies Capital Services, LLC may terminate all or any portion of a loan at any time;

•	after the date on which all of the notes are repurchased, converted or otherwise acquired for value; and

•	Jefferies Capital Services, LLC or SFLC may terminate any or all of the outstanding loans upon a default by the other party under the Share Lending Agreement, including certain breaches by the selling shareholders of their representations and warranties, covenants or agreements under the Share Lending Agreement, or the bankruptcy of Jefferies Capital Services, LLC, us or SFLC.

The holders of the borrowed shares will have the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the Share Lending Agreement, Jefferies Capital Services, LLC has agreed:

•	to pay to SFLC (and SFLC has agreed to pay to Hemen) an amount equal to cash dividends, if any, that we pay on the borrowed shares;

•	to pay or deliver, as the case may be, to SFLC (and SFLC has agreed to pay or deliver to Hemen) any other distribution, other than in a liquidation or a reorganization in bankruptcy, that we make on the borrowed shares; and

•	not to vote on the borrowed shares on any matter submitted to a vote of our stockholders, except in certain circumstances where such vote is required for quorum purposes.

We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to hedge their respective investments in the notes. The selling shareholders may short sell up to the number of borrowed shares concurrently with or following the offering of the convertible notes. The total number of shares that the selling shareholders can borrow under the Share Lending Agreement is limited to a maximum of 8,000,000 shares. The selling shareholders may effect such transactions by selling the borrowed shares at various prices from time to time through Jefferies, an underwriter of the convertible notes offering, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of borrowed shares for whom Jefferies may act as agent or to whom it may sell as principal. In addition, Jefferies Capital Services, LLC has agreed to pay a fee to SFLC in respect of the borrowed shares.

The existence of the Share Lending Agreement and the short sales of our common stock effected in connection with the sale of the convertible notes being offered concurrently herewith could cause the market price of our common stock to be lower over the term of the Share Lending Agreement than it would have been if there was no such agreement. See “Risk Factors—Risks Related to Our Common Shares and the Offering—The effect of the sale of the borrowed shares in this offering, which sale may be made to facilitate transactions by which investors in our convertible notes may hedge their investments, may be to lower the market price of our common shares.” However, we have determined that the entry by SFLC into the Share Lending Agreement is in our best interests as a means to facilitate the offer and sale of the notes pursuant to the related prospectus supplement and accompanying prospectus on terms more favorable to us than we could have otherwise obtained.

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the selling shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus by the selling shareholders. The selling shareholders are offering an aggregate of up to 8,000,000 of our common shares, which were borrowed through a lending arrangement with Jefferies, one of the underwriters in the convertible notes offering, which is borrowing the shares from an affiliate of Jefferies, which in turn is borrowing the shares from SFLC. None of the borrowed shares are newly-issued common shares, instead, SFLC is borrowing the shares it lends from Hemen. The table below assumes that all the shares being offered by the selling shareholders pursuant to this prospectus are ultimately sold in the offering. The selling shareholders may sell some, all or none of their shares covered by this prospectus.

Selling Shareholders	Common Shares Owned Before Offering(1)		Percentage of Class Prior to the Offering(2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering		Percentage of Class Following the Offering
DKIL Vertco Ltd.(1)	125,471		0.13%	125,471	—		—
MHD Vertco Ltd.(1)	125,471		0.13%	125,471	—		—
DKIP Vertco Ltd.(1)	125,471		0.13%	125,471	—		—
DKP Vertco Ltd.(1)	125,471		0.13%	125,471	—		—
Linden Capital L.P.(2)	501,882		0.54%	501,882	—		—
Birch Grove Credit Strategies Master Fund LP(3)	1,313,899	(4)	1.39%	570,769	743,130	(4)	0.79%
Oppenheimer Capital Structure Opportunities Master Fund Ltd.(5)	107,156	(6)	0.11%	46,546	60,610	(6)	0.06%
Highbridge International, LLC(7)	3,441,483	(8)	3.59%	966,123	2,475,360	(8)	2.58%
Highbridge Tactical Credit & Convertibles Master Fund, L.P.(7)	980,899	(9)	1.04%	288,582	692,317	(9)	0.73%
Basso Holdings Ltd.(10)	1,254,705		1.34%	1,254,705	—		—
Aristeia Capital LLC(11)	729,171	(13)	0.78%	501,882	227,289	(13)	0.24%
AQR Absolute Return Master Account L.P.(13)	531,994		0.57%	531,994	—		—
CNH CA Master Account L.P.(14)	136,762		0.15%	136,762	—		—
AQR Funds—AQR Diversified Arbitrage Fund(16)	505,647		0.54%	505,647	—		—
AQR DELTA Sapphire Fund, L.P.(16)	23,840		0.03%	23,840	—		—
AQR DELTA Master Account L.P.(16)	598,494		0.64%	598,494	—		—
AQR DELTA XN Master Account L.P.(16)	367,629		0.39%	367,629	—		—
Principal Funds, Inc.—Global Multi-Strategy Fund(15)	41,404		0.04%	41,404	—		—
AQR Funds—AQR Multi Strategy Alternative Fund(16)	375,158		0.40%	375,158	—		—
AQR Multi-Strategy Fund VI, L.P.(16)	284,818		0.30%	284,818	—		—

(1)

Davidson Kempner Capital Management LP (“DKCM”), a Delaware limited partnership and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment manager to and is responsible for the voting and investment decisions for each of DKIL Vertco Ltd., MHD Vertco Ltd., DKIP Vertco Ltd. and DKP Vertco Ltd. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Messrs. Thomas L. Kempner, Jr.,

Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Morgan P. Blackwell, Shulamit Leviant, Patrick W. Dennis and Gabriel T. Schwartz; and Messrs. Thomas L. Kempner, Jr. and Robert J. Brivio, Jr., through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKIL Vertco Ltd., MHD Vertco Ltd., DKIP Vertco Ltd. and DKP Vertco Ltd. identified herein. The address for each of DKCM, DKIL Vertco Ltd., MHD Vertco Ltd., DKIP Vertco Ltd. and DKP Vertco Ltd. is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.
(2)	The general partner of Linden Capital L.P. is Linden GP LLC. Siu Min Wong, the managing member of Linden GP LLC, possesses voting and dispositive control over the shares beneficially owned by Linden Capital L.P. identified herein. The address of Linden Capital L.P. is Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda.
(3)	Birch Grove Advisors LLC is the general partner of Birch Grove Credit Strategies Master Fund LP, and Birch Grove Capital LP is a registered investment adviser that serves as the investment manager for Birch Grove Credit Strategies Master Fund LP. Jonathan I. Berger, through Birch Grove Advisors LLC and Birch Grove Capital LP, possesses voting and dispositive control over the shares beneficially owned by Birch Grove Credit Strategies Master Fund LP identified herein. The address of Birch Grove Credit Strategies Master Fund LP is c/o Birch Grove Capital LP, 660 Madison Avenue, 15th Floor, New York, NY 10065.
(4)	Includes 743,130 shares issuable on conversion of our 3.25% Convertible Senior Notes due 2018 held by Birch Grove Credit Strategies Master Fund LP.
(5)	Birch Grove Capital LP serves as the sub-advisor for Oppenheimer Capital Structure Opportunities Master Fund Ltd. Jonathan I. Berger, through Birch Grove Capital LP, possesses voting and dispositive control over the shares beneficially owned by Oppenheimer Capital Structure Opportunities Master Fund Ltd. identified herein. The address of Oppenheimer Capital Structure Opportunities Master Fund Ltd. is c/o Birch Grove Capital LP, 660 Madison Avenue, 15th Floor, New York, NY 10065.
(6)	Includes 60,610 shares issuable on conversion of our 3.25% Convertible Senior Notes due 2018 held by Oppenheimer Capital Structure Opportunities Master Fund Ltd.
(7)	Highbridge Capital Management, LLC is the trading manager of Highbridge International, LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. Highbridge Capital Management, LLC is a wholly owned subsidiary of J.P. Morgan Chase & Co. The address of Highbridge International, LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. is c/o Highbridge Capital Management LLC 40 West 57th Street, 32nd Floor, New York, New York 10019.
(8)	Includes 2,475,360 shares issuable on conversion of our 3.25% Convertible Senior Notes due 2018 held by Highbridge International, LLC.
(9)	Includes 692,317 shares issuable on conversion of our 3.25% Convertible Senior Notes due 2018 held by Highbridge Tactical Credit & Convertibles Master Fund, L.P.
(10)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Holdings Ltd. (“Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer, and other managing members, have ultimate responsibility for trading with respect to the Fund. The address of Basso Holding Ltd. is c/o Basso Capital Management, L.P., 1266 East Main St., Stamford, CT 06902.
(11)	Aristeia Capital, L.L.C. and Aristeia Advisors, L.P. (collectively, “Aristeia”) may be deemed the beneficial owners of the securities described herein in their capacity as the investment manager and/or general partner, as the case may be, of Aristeia Master, L.P., Amundi Absolute Return Aristeia Fund PLC - Amundi Absolute Return Aristeia Reflection Fund, Windermere Ireland Fund PLC, Compass ESMA LP and Compass TSMA LP (each a “Fund” and collectively, the “Funds”), which are the holders of such securities. As investment manager, trading advisor and/or general partner of each Fund, Aristeia has voting and investment control with respect to the securities held by each Fund. Aristeia is owned by Kevin C. Toner, Robert H. Lynch, Jr., Anthony M. Frascella, William R. Techar, Robert Dorfman and Steven Robinson. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Fund. The address of Aristeia Capital LLC is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.
(12)	Includes 227,289 shares issuable on conversion of our 3.25% Convertible Senior Notes due 2018 held by Aristeia Capital LLC.

(13)	The general partner of AQR Absolute Return Master Account L.P. is AQR Principal Global Asset Allocation, LLC which is wholly owned by AQR Capital Management Holdings, LLC (“Holdings”). Holdings is majority owned by AQR Capital Management Group, L.P., which is controlled and managed by Clifford S. Asness. The address of AQR Absolute Return Master Account L.P. is c/o AQR Capital Management, LLC, Two Greenwich Plaza, Greenwich, CT 06830.
(14)	CNH Partners, LLC (“CNH”) is the investment advisor of the CNH CA Master Account L.P. (“CNH Master”). As investment advisor, CNH has dispositive power over the securities held by CNH Master and exercises full discretionary control relating to all investment decisions made on behalf of CNH Master. Mark Mitchell and Todd Pulvno are the investment principals for CNH and they have shared discretionary voting and investment authority. The address of CNH CA Master Account L.P. is c/o CNH Partners, LLC, Two Greenwich Plaza, Greenwich, CT 06830.
(15)	AQR Capital Management, LLC (“AQR”) serves as the investment manager to the selling shareholder, AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC (“Holdings”). Holdings is majority owned by AQR Capital Management Group, L.P., which is controlled and managed by Clifford S. Asness. The address of each selling shareholder is Two Greenwich Plaza, Greenwich, CT 06830.
(16)	AQR is the investment advisor to the selling shareholders and has delegated investment management authority to CNH. As sub-advisor, CNH has shared dispositive power over the securities held by the selling shareholder and exercises full discretionary control relating to all investment decisions made on behalf of the selling shareholders. Clifford S. Asness, Ph.D and, John M. Liew, are the investment principals for AQR Capital Management, LLC. Mark Mitchell and Todd Pulvino are the investment principals for CNH. As such, Clifford S. Asness, John M. Liew, Mark Mitchell and Todd Pulvino have shared discretionary voting and investment authority over the shares owned by the selling shareholders. The address of each selling shareholder is Two Greenwich Plaza, Greenwich, CT 06830.

*	501,881 common shares have been allocated to selling shareholders that will be identified in an amendment or supplement to this prospectus supplement.

TAXATION

The following is a discussion of the material U.S. federal income and Bermuda tax considerations relevant to a U.S. Holder and a Non-U.S. Holder, each as defined below, of our common shares. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in partners or other pass-through entities for U.S. federal income tax purposes, dealers in securities or currencies, U.S. Holders whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our stock, may be subject to special rules. This discussion deals only with holders who purchased common shares in this offering and hold such common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares.

U.S. Taxation

Taxation of the Company’s Shipping Income: In General

The Company anticipates that it will derive a significant portion of its gross income from the use and operation of vessels in international commerce and that this income will principally consist of freights from the transportation of cargoes, hire or lease from time or voyage charters and the performance of services directly related thereto, which the Company refers to as “shipping income.”

Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. The Company is not permitted by law to engage in transportation that gives rise to 100% U.S. source income.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to U.S. federal income tax.

Based upon the Company’s anticipated shipping operations, the Company’s vessels will operate in various parts of the world, including to or from U.S. ports. Unless exempt from U.S. federal income taxation under Section 883 of the Code, the Company will be subject to U.S. federal income taxation, in the manner discussed below, to the extent its shipping income is considered derived from sources within the United States.

Application of Section 883 of the Code

Under the relevant provisions of Section 883 of the Code, or Section 883, the Company will be exempt from U.S. federal income taxation on its U.S. source shipping income if:

(i)	It is organized in a “qualified foreign country,” which is one that grants an equivalent exemption from tax to corporations organized in the United States in respect of the shipping income for which exemption is being claimed under Section 883, and which the Company refers to as the Country of Organization Requirement; and

(ii)	It can satisfy any one of the following two stock ownership requirements for more than half the days during the taxable year:

•	the Company’s stock is “primarily and regularly traded on an established securities market” located in the United States or a “qualified foreign country,” which the Company refers to as the Publicly-Traded Test; or

•	more than 50% of the Company’s stock, in terms of value, is beneficially owned by any combination of one or more individuals who are residents of a “qualified foreign country” or foreign corporations that satisfy the Country of Organization Requirement and the Publicly-Traded Test, which the Company refers to as the 50% Ownership Test.

The U.S. Treasury Department has recognized Bermuda, the country of incorporation of the Company and certain of its subsidiaries, as a “qualified foreign country.” In addition, the U.S. Treasury Department has recognized Liberia, Panama, the Isle of Man, Singapore, the Marshall Islands, Malta and Cyprus, the countries of incorporation of certain of the Company’s vessel-owning subsidiaries, as “qualified foreign countries.” Accordingly, the Company and its vessel-owning subsidiaries satisfy the Country of Organization Requirement.

Therefore, the Company’s eligibility to qualify for exemption under Section 883 is wholly dependent upon being able to satisfy one of the stock ownership requirements.

As discussed below, for the 2015 taxable year we believe the Company satisfied the Publicly-Traded Test, since on more than half the days in the taxable year we believe the Company’s common shares were primarily and regularly traded on an established securities market in the United States, namely the NYSE.

As to the Publicly-Traded Test, the Treasury Regulations under Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

The Publicly-Traded Test also requires our common shares be “regularly traded” on an established securities market. Under the Treasury Regulations, our common shares are considered to be “regularly traded” on an established securities market if shares representing more than 50% of our outstanding common shares, by both total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, referred to as the “listing threshold.” The Treasury Regulations further require that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, which is referred to as the “trading frequency test”, and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year (as appropriately adjusted in the case of a short taxable year), which is referred to as the “trading volume test.” Even if we do not satisfy both the trading frequency and trading volume tests, the Treasury Regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common shares are traded on an established securities market in the United States and such stock is regularly quoted by dealers making a market in our common shares.

Notwithstanding the foregoing, our common shares will not be considered to be regularly traded on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding common shares are owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of our common shares, which we refer to as the 5 Percent Override Rule.

In order to determine the persons who actually or constructively own 5% or more of our common shares, or 5% Shareholders, we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the U.S. Securities and Exchange Commission as having a 5% or more beneficial interest in our common shares. In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

For our 2015 taxable year, we do not believe that we were subject to the 5 Percent Override Rule and, therefore, we believe that we satisfied the Publicly-Traded Test. There are, however, factual circumstances beyond our control that could cause the Company to lose the benefit of the Section 883 exemption and thereby become subject to U.S. federal income tax on its U.S. source shipping income. For example, Hemen owned approximately 37% of our outstanding common shares as of June 2, 2016. There is, therefore, a risk that the Company could no longer qualify for exemption under Section 883 for a particular taxable year if other 5% Shareholders were, in combination with Hemen, to own 50% or more of the outstanding common shares of the Company on more than half the days during the taxable year. Due to the factual nature of the issues involved, there can be no assurances as to the tax-exempt status of the Company or any of its subsidiaries.

In the event the 5 Percent Override Rule is triggered, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are considered to be “qualified shareholders” for purposes of Section 883 to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of our common shares for more than half the number of days during the taxable year.

In any year that the 5 Percent Override Rule is triggered with respect to us, we are eligible for the exemption from tax under Section 883 only if we can nevertheless satisfy the Publicly-Traded Test (which requires, among other things, showing that the exception to the 5 Percent Override Rule applies) or if we can satisfy the 50% Ownership Test. In either case, certain substantiation and reporting requirements regarding the identity of our shareholders must be satisfied in order to qualify for the Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

Taxation in Absence of the Section 883 Exemption

To the extent the benefits of Section 883 are unavailable with respect to any item of U.S. source income, the Company’s U.S. source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the “4% gross basis tax regime.” Since, under the sourcing rules described above, no more than 50% of the Company’s shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on the Company’s shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” tax on earnings “effectively connected” with the conduct of such U.S. trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of such U.S. trade or business.

Our U.S. source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source shipping income; and

•	substantially all of our U.S. source shipping income were attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the chartering of a vessel, were attributable to a fixed place of business in the United States.

We do not have, nor will we permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income is or will be “effectively connected” with the conduct of a U.S. trade or business.

Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

U.S. Taxation of Our Other Income

In addition to our shipping operations, we charter drillrigs to third parties who conduct drilling operations in various parts of the world. Since we are not engaged in a trade or business in the United States, we do not expect to be subject to U.S. federal income tax on any of our income from such charters.

Taxation of U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder, as defined below, with respect to our common shares. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares.

As used herein, the term U.S. Holder means a beneficial owner of our common shares that (i) is a U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, (ii) owns our common shares as a capital asset, generally, for investment purposes, and (iii) owns less than 10% of our common shares for U.S. federal income tax purposes.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your own tax advisor regarding this issue.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences”, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NYSE, on which our common shares are listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); and (3) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend.

There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Sale, Exchange or other Disposition of Common Shares

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences”, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such common shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. Otherwise, it will be treated as short-term capital gain or loss. Long term capital gains of a U.S. Individual Holder may be eligible for preferential tax rates. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, “passive income.”

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Although there is no legal authority directly on point, we believe that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly-owned subsidiaries more likely than not constitutes services income, rather than rental income. Correspondingly, we believe that such income does not constitute “passive income,” and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. This position is principally based upon the positions that (1) our time charter income will constitute services income, rather than rental income, and (2) Frontline Management and Golden Ocean Management, which provide services to certain of our time-chartered vessels, will be respected as separate entities from Frontline Shipping and the Golden Ocean Charterer, with which they are respectively affiliated.

We have taken the position that we were not treated as a PFIC for our 2015 taxable year. For the 2016 taxable year and future taxable years, depending upon the relative amount of income we derive from our various assets as well as their relative fair market values, it is possible that we may be treated as a PFIC.

We note that there is no direct legal authority under the PFIC rules addressing our current and proposed method of operation. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a significant risk that the IRS or a court of law could determine that we are a PFIC.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund”, which election we refer to as a QEF Election. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below, and which election we refer to as a Mark-to-Market Election. In any event, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2013, a U.S. Holder would be required to file an annual report with the Internal Revenue Service for that year with respect their holding in our common shares.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF Election, which U.S. Holder we refer to as an Electing Holder, the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. A U.S. Holder would make a QEF Election with respect to any taxable year that we are a PFIC by filing one copy of IRS Form 8621 with its U.S. federal income tax return. To make a QEF Election, a U.S. Holder must receive annually certain tax information from us. There can be no assurances that we will be able to provide such information annually. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares.

Taxation of U.S. Holders Making a Mark-to-Market Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common shares are treated as “marketable stock,” a U.S. Holder would be permitted to make a Mark-to-Market Election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Holder’s tax basis in its common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF Election or a Mark-to-Market Election for that year, whom we refer to as a Non-Electing Holder, would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 % of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable years before the Company became a PFIC would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If we were a PFIC, and a Non-Electing Holder who is an individual died while owning our common shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such common shares.

Taxation of Non-U.S. Holders

A beneficial owner of common shares (other than a partnership) that is not a U.S. Holder is referred to herein as a Non-U.S. Holder.

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on dividends received from us with respect to our common shares, unless that dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable, or taxable at the full rate, only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the common shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to “backup withholding” if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an applicable IRS Form W-8.

If you are a Non-U.S. Holder and you sell your common shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or otherwise establish an exemption. If you sell your common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, including a payment made to you outside the United States, if you sell your common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.

Bermuda Taxation

Under current Bermuda law, we are not subject to tax on income or capital gains. We have received from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 31, 2035. We could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us. We and our subsidiaries incorporated in Bermuda pay annual government fees to the Bermuda government.

PLAN OF DISTRIBUTION

The borrowed shares being offered pursuant to this prospectus supplement and the accompanying prospectus will be borrowed by the selling shareholders named herein pursuant to a lending arrangement from Jefferies, one of the underwriters in the our concurrent offering of convertible notes, which will borrow the shares from Jefferies Capital Services, LLC an affiliate of Jefferies. Jefferies Capital Services, LLC, in turn, will borrow the shares from SFLC. SFLC will borrow the shares from Hemen, our largest shareholder. We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to hedge their respective investments in the convertible notes. There can be no assurance that any selling shareholder will sell any or all of the common shares offered pursuant to this prospectus supplement, or the timing of any such sales.

The selling shareholders may sell the common shares included in this prospectus, through Jefferies, in privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, the selling shareholders may sell, through Jeffferies, our common shares included in this prospectus through:

•	block trades in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

None of Jefferies LLC, its affiliates, us or Hemen will receive any proceeds of the offering or sale of the borrowed shares. However, Jefferies Capital Services, LLC has agreed to pay a fee to our subsidiary in respect of the borrowed shares. In addition, Jefferies may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of borrowed shares for whom the affiliate of Jefferies may act as agent or to whom it may sell as principal and may receive a fee in exchange for lending the borrowed shares.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with the selling shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

We will bear the registration costs relating to the securities offered and sold by the Selling Shareholders under this Registration Statement.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$10,000
Printing and engraving expenses	$15,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$30,000
Transfer agent and registrar fees	$10,000
Miscellaneous	$5,000

Total	$220,000

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York, as to matters of United States and New York law, and by MJM Limited, Hamilton, Bermuda, as to matters of Bermuda law.

EXPERTS

The consolidated financial statements of Ship Finance International Limited for the years ended December 31, 2013, 2014 and 2015, incorporated into this prospectus supplement by reference from the our annual report on Form 20-F for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as set forth in their report therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda exempted company and our executive offices are located outside of the United States in Hamilton, Bermuda. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is uncertainty as to whether the courts of Bermuda would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those filed documents. The information listed below is incorporated by reference and is considered to be a part of this prospectus supplement, and information that we file later with the Commission before all of the securities offered by this prospectus supplement and accompanying prospectus are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

•	Current report on Form 6-K, filed with the Commission on September 28, 2016, which contains our amended Bye-laws;

•	Current report on Form 6-K, filed with the Commission on September 26, 2016, which contains the results of our Annual General Meeting;

•	Current report on Form 6-K, filed with the Commission on September 19, 2016, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2016;

•	Current report on Form 6-K, filed with the Commission on June 23, 2016, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the three month period ended March 31, 2016;

•	Annual report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 1, 2016, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Form 8-A12B, filed with the Commission on May 26, 2004, registering our common shares under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement and accompany prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

Ship Finance International Limited

Par la Ville Place, 4th Floor

14 Par la Ville Road

Hamilton HM 08, Bermuda

Tel: 1 800-715-6374

Email: ir@shipfinance.no

Attn: Investor Relations

PROSPECTUS

Through this prospectus, we or any selling shareholder may periodically offer:

(1)	our common shares;

(2)	our preferred shares;

(3)	our debt securities (which may include convertible debt securities);

(4)	our warrants;

(5)	our purchase contracts;

(6)	our units; and

(7)	our rights.

We may also offer securities of the type listed above that are convertible or exchangeable into one or more of the securities listed above.

The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from a sale of securities by the selling shareholders. Selling shareholders may own securities on the date of this prospectus or acquired hereafter.

Our common shares are currently listed on the New York Stock Exchange, or the NYSE, under the symbol “SFL.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 3 of this prospectus and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2016.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below and any documents incorporated by reference in this prospectus and in any prospectus supplement.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information provided in that registration statement. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless we otherwise specify, when used in this prospectus, the terms “Ship Finance International Limited,” “Ship Finance,” “Company,” “we,” “us,” and “our” refer to Ship Finance International Limited and its subsidiaries. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term twenty-foot equivalent units, or “TEU”, in describing container vessels to refer to the number of standard twenty foot containers that the vessel can carry.

Ship Finance International Limited

We are a global international ship-owning company with a large and diverse asset base across the maritime and offshore industries. As of September 23, 2016, our assets consisted of 15 oil tankers, 22 dry bulk carriers, 20 container vessels, two car carriers, two ultra-deepwater drilling units, two jack-up drilling rigs, two chemical tankers and five offshore support vessels. In addition, we have entered into agreements to lease-in two 19,200 TEU newbuilding container vessels on a long-term bareboat basis when such vessels are delivered from the shipyard, which is scheduled in 2016 and 2017, respectively. We have also entered into agreements with a shipyard in Korea for the construction of two 114,000 dwt LR2 product tankers, which are scheduled to be delivered during the second half of 2017. All four newbuildings are leased out on multi-year long term charters, commencing upon delivery from the shipyards.

Other than two Suezmax tankers, seven Handysize drybulk carriers and two smaller containerships each employed under short-term time charters or in the spot market, and one jack-up drilling rig that is currently idle, all of the other vessels in our fleet have charters attached to them, which are generally contracted to expire between one and 16 years from now. These existing charters provide us with significant and stable base cash flows and high asset utilization, subject to the full performance of the obligations of our counterparties under their agreements with us. The fixed-rate charter backlog as of June 30, 2016 and adjusted for subsequent vessel sales and charter cancellations was approximately $4 billion, with an average remaining charter term of five years, or nine years if weighted by charter revenue. Some of our charters include purchase options on behalf of the charterer, which if exercised would reduce our remaining charter coverage and contracted cash flow, but increase our cash position. The amount of actual revenues earned and the actual periods during which revenues are earned may be different from the backlog projections due to various factors including, off-hire caused by unscheduled repairs, maintenance and other factors.

Recent Developments

At our Annual General Meeting of Shareholders, which was held on September 23, 2016, the shareholders approved each of the proposals contained in the Company’s proxy materials, including the proposal to re-elect all of our existing directors other than Ms. Georgina Sousa, who did not stand for re-election.

Corporate Information

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands and the United Kingdom. Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at

http://www.shipfinance.bm. The information contained at our internet site is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

The information above concerning us is only a summary and does not purport to be comprehensive. For additional information about us, you should refer to the information described in “Where You Can Find Additional Information” in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in any applicable prospectus supplement hereto or in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 1, 2016, and the documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future annual reports that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include but are not limited to statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among others:

•	the strength of world economies;

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charterhire rates and vessel values;

•	changes in demand in the markets in which we operate;

•	changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’, or OPEC’s, petroleum production levels and worldwide oil consumption and storage;

•	developments regarding the technologies relating to oil exploration;

•	changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•	increased inspection procedures and more restrictive import and export controls;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	performance of our charterers and other counterparties with whom we deal;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions; and

•	potential disruption of shipping routes due to accidents or political events.

These forward-looking statements should be considered in light of the information included in this prospectus and the documents incorporated by reference herein, including the information under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2015. We undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement, which may include general corporate purposes, asset purchases, debt repayment and strategic transactions. We will not receive any proceeds from sales of our securities by selling shareholders.

PRICE RANGE OF OUR COMMON SHARES

Our common shares were listed on the NYSE on June 15, 2004, and commenced trading on that date under the symbol “SFL”.

The following table sets forth, for each of the five most recent full financial years, the high and low closing prices of our common shares on the NYSE.

	High	Low
Fiscal year ended December 31,
2015	$17.69	$13.89
2014	$19.82	$13.11
2013	$17.78	$14.35
2012	$17.56	$9.34
2011	$22.43	$8.66

The following table sets forth, for each full financial quarter for the two most recent fiscal years, the high and low closing prices for the common shares on the NYSE.

	High	Low
Fiscal year ended December 31, 2016
First quarter	$16.57	$10.31
Second quarter	$16.17	$13.39

	High	Low
Fiscal year ended December 31, 2015
First quarter	$16.01	$13.89
Second quarter	$17.38	$14.80
Third quarter	$17.10	$14.43
Fourth quarter	$17.69	$15.19

	High	Low
Fiscal year ended December 31, 2014
First quarter	$19.20	$15.95
Second quarter	$19.26	$16.80
Third quarter	$19.82	$16.92
Fourth quarter	$17.39	$13.11

The following table sets forth, for the most recent six months, the high and low closing prices for the common shares on the NYSE.

	High	Low
September 2016*	$14.97	$14.71
August 2016	$15.78	$14.74
July 2016	$15.17	$13.86
June 2016	$16.17	$13.99
May 2016	$16.03	$14.62
April 2016	$15.26	$13.39
March 2016	$14.75	$12.94

*	through and including September 23, 2016

CAPITALIZATION

Each prospectus supplement will include information on the Company’s consolidated capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and the six months ended June 30, 2016. The Company does not have any preferred shares outstanding and therefore does not pay any preference security dividends.

	For The Years Ended December 31,					For the Six Months ended June 30,
	2011	2012	2013	2014	2015	2016
(In thousands of U.S. dollars, except ratios)
Earnings:
Net income	$131,175	$185,836	$89,206	$122,815	$200,832	$85,611

Add: Fixed charges	103,816	95,183	87,482	86,371	70,987	35,932
Less: Interest capitalized	438	332	257	290	404	658
Total earnings	$234,553	$280,687	$176,431	$208,896	$271,415	$120,885

Fixed charges:
Interest expensed and capitalized	$96,685	$89,317	$76,177	$75,100	$59,374	$30,269
Interest portion of rental expense	—	—	—	—	—	—
Amortization and write-off of capitalized expenses relating to indebtedness	7,131	5,866	11,305	11,271	11,613	5,663

Total fixed charges	$103,816	$95,183	$87,482	$86,371	$70,987	$35,932

Ratio of earnings to fixed charges	2.26x	2.95x	2.02x	2.42x	3.82x	3.36x

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common stockholders plus interest expense and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

SELLING SHAREHOLDERS

The selling shareholders, who will be named in a prospectus supplement, as applicable, may offer and sell common shares from time to time pursuant to this prospectus. We will not receive any of the proceeds from any sale of our common shares by any of the selling shareholders. Selling shareholders may own securities on the date of this prospectus or acquired hereafter.

DESCRIPTION OF SHARE CAPITAL

The following is a description of the material terms of our amended Memorandum of Association and Bye-laws.

Purpose

The Memorandum of Association of the Company was previously filed on May 21, 2004 as Exhibit 3.1 to our Registration Statement on Form F-4 (File No. 333-115705) and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 6(1) and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Companies Act of 1981 of Bermuda. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-laws

At the 2007 Annual General Meeting of the Company, the shareholders voted to amend the Company’s Bye-laws to ensure conformity with recent revisions to the Companies Act 1981 of Bermuda, as amended. These amended Bye-laws of the Company, as adopted by the Company’s shareholders on September 28, 2007, and as further amended at the Annual General Meeting of the Company held on September 20, 2013, have been filed as Exhibit 1.3 to the Company’s 20-F filed on April 9, 2015, and are hereby incorporated by reference into this prospectus.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions exempting (except in relation to an allegation of fraud or dishonesty proved against them) from personal liability a director, alternate director, officer, member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators to the company from any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the Company or any subsidiary thereof. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members authorized under Bye-law 98, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preference shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.

Under our Bye-laws, annual meetings of shareholders will be held at a time and place selected by our Board of Directors each calendar year, but in no event shall any such meeting be held in Norway or the United Kingdom. Special meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-laws, five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our Bye-laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Our Board of Directors shall at all times comprise a majority of directors who are not resident in the United Kingdom. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our Bye-laws provide that no director, alternate director, officer, person or member of a committee authorized under Bye-law 98, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency or deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, committee member or resident representative in his reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. We are authorized to purchase insurance to cover any liability an indemnitee may incur under the indemnification provisions of our Bye-laws.

Authorized Capitalization

Under our amended Memorandum of Association, our authorized capital consists of $125,000,000, comprising 125,000,000 common shares, which may include related purchase rights for our common or preferred shares, having a par value of $1.00 each, of which 93,504,575 are issued and outstanding as of June 30, 2016.

At our Annual General Meeting held on September 23, 2016, an adjustment of our share capital was approved, whereby the par value of our shares was reduced from $1.00 to $0.01 each and the number of authorized shares was increased from 125,000,000 to 150,000,000. Following the adjustments, which are expected to become effective on or about September 30, 2016, our authorized capital will consist of $1,500,000, comprising 150,000,000 common shares, having a par value $0.01 each, of which 93,504,575 shares are issued and outstanding.

Share History

In June 2013, the Company issued and sold 8,000,000 common shares in an underwritten public offering for gross proceeds before expenses of approximately $128.7 million.

In November 2006, the Board of Directors approved a share option scheme, or the Share Option Scheme, permitting the directors to grant options in the Company’s shares to employees and directors of the Company or its subsidiaries. In March 2012, we issued 100,000 new shares at a price of $6.85 per share in order to satisfy options exercised by one of our employees. In January 2013 and May 2013, we issued a total of 35,000 new shares at a price of $5.29 per share in order to satisfy options exercised by two of our employees. In the year ended December 31, 2014, the Company issued a total of 144,000 new shares in order to satisfy options exercised by three directors, one officer and two employees. In the year ended December 31, 2015, the Company issued a total of 64,000 common shares in order to satisfy options exercised by two officers and three employees. Under the Share Option Scheme the Company has awarded approximately 279,000 shares that may be exercised by their holders for our common shares at a strike price as detailed in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 1, 2016.

The Company has issued $350 million Senior Unsecured Convertible Notes due February 1, 2018. The conversion of these notes could result in the issuance of additional common shares in an amount to be determined in accordance with the conversion rate set forth in the note agreements.

In March 2016, the Company issued 36,575 new shares in order to satisfy options exercised by two officers and three employees. The exercise price was $12.11 per share, resulting in a total premium on issue of $0.4 million.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive, ratably, all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•	the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions, including discharge and defeasance;

•	if other than denominations of $2,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in minimum denominations of $2,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal, or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded, annulled, or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually, after debt securities are issued under that indenture with the applicable trustee, a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee indemnity and security reasonably satisfactory to it. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” in this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or any selling shareholder may sell our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or any selling shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus;

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares; or

•	a combination of the foregoing.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder, or borrowed from us, any selling shareholder, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any of our shareholders may otherwise loan or pledge securities (which may be newly-issued or outstanding securities) to a financial institution or other third party that in turn may sell the securities short using this prospectus or on-lend the securities to third parties who may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum underwriting compensation to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any selling shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If five percent (5%) or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$	*

FINRA filing fee	$	**

NYSE supplemental listing fee	$	**

Blue sky fees and expenses	$	**

Printing and engraving expenses	$	**

Legal fees and expenses	$	**

Accounting fees and expenses	$	**

Transfer agent and registrar fees	$	**

Indenture trustee fees and expenses	$	**

Miscellaneous	$	**

Total	$	**

*	The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.
**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. law.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2015 and the effectiveness of our internal control over financial reporting as of December 31, 2015 have been audited by MSPC Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Form 8-A12B, filed with the Commission on May 26, 2004, registering our common shares, par value $1.00 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto;

•	Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 1, 2016, which contains audited consolidated financial statements for the fiscal years ended December 31, 2015, 2014 and 2013;

•	Current report on Form 6-K, filed with the Commission on June 23, 2016, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the three-months ended March 31, 2016; and

•	Current report on Form 6-K, filed with the Commission on September 19, 2016, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2016.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We, the selling shareholders and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling shareholders and the underwriters, are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filings we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Ship Finance International Limited

Par la Ville Place, 4th Floor

14 Par la Ville Road

Hamilton HM 08, Bermuda

Tel: +1 800-715-6374

Email: ir@shipfinance.no

Attn: Investor Relations

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements will not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from Section 16 of the Exchange Act and the rules under the Exchange Act relating to, among other things, short swing profit reporting and liability.

8,000,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT

September 30, 2016